Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-192635, 333-216365, 333-236607, 333-266498 and 333-272695) on Form S-8 and the Registration Statement (No. 333-270030) on Form S-3 of our reports dated February 26, 2025 relating to the consolidated financial statements of Xencor, Inc. (the Company) and the effectiveness of internal control over financial reporting (on which our report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial statement reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Xencor, Inc. for the year ended December 31, 2024.

/s/ RSM US LLP

Los Angeles, CA
February 26, 2025